UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of earliest event reported): February 28, 2006

TANGER FACTORY OUTLET CENTERS, INC.
_________________________________________
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of Incorporation)	1-11986 (Commission File Number)	56-1815473 (I.R.S. Employer Identification Number)

3200 Northline Avenue, Greensboro, North Carolina 27408 (Address of principal executive offices) (Zip Code)
(336) 292-3010 (Registrants’ telephone number, including area code) N/A (former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry Into A Definitive Material Agreement

On February 28, 2006, the Compensation Committee and the Share and Unit Option Committee of the Board of Directors, or the Board, of Tanger Factory Outlet Centers, Inc., or the Company, recommended, approved and granted awards as more fully described below:

•	2006 bonus performance targets for the Company’s Chief Executive Officer, or the CEO, Chief Operating Officer, or the COO, and Chief Financial Officer, or CFO;
•	Grants of long-term incentive restricted share awards to the Company’s executive officers; and
•	Revised compensation payable to the non-management members of the Board.

2006 Bonus Performance Targets for CEO, COO and CFO

The Compensation Committee approved 2006 bonus targets for the CEO, Stanley K. Tanger, COO, Steven B. Tanger, and CFO, Frank C. Marchisello Jr., 85% of which will be based on Company performance criteria which include funds from operations growth, dividends, lease renewals, increase in tenant base rents, occupancy, tenant sales and total return to shareholders relative to targeted levels established by the Compensation Committee, and 15% of the target bonuses will be tied to the individual’s performance. Each individual is eligible to receive a potential maximum aggregate bonus equal to the following percentage of his 2006 base salary:

•	CEO 150%
•	COO 135%
•	CFO 125%

Restricted Share Grants to Executives in 2006

The Share and Unit Option Committee granted common shares of the Company, par value $0.01 per share, subject to certain restrictions, which we refer to as the Executive Restricted Shares, to the Company’s executive officers. The CEO received 72,000 Executive Restricted Shares, the COO received 48,000 Executive Restricted Shares and the CFO received 20,000 Executive Restricted Shares. All other executive officers of the Company each received 2,000 Executive Restricted Shares. The grants are pursuant to, and the terms of the Executive Restricted Shares are governed by, the Company’s Amended and Restated Incentive Award Plan, which we refer to as the Incentive Award Plan. Upon issuance, the Executive Restricted Shares may not be transferred, alienated, pledged, encumbered or assigned (such transfer restrictions we refer to as the Executive Restrictions). The Executive Restricted Shares vest and the Executive Restrictions cease to apply on twenty percent of the award on each anniversary date of the grant over a five-year period. Dividends will be paid on all Executive Restricted Shares whether vested or unvested. The Executive Restricted Shares will begin vesting on February 28, 2007.

The Share and Unit Option Committee of the Board may, in its discretion, remove some or all of the Executive Restrictions and accelerate the vesting of some or all of the Executive Restricted Shares at any time or from time to time. Furthermore, Executive Restricted Shares still subject to the Executive Restrictions shall be forfeited upon termination of the grantee’s employment, except that no forfeiture shall occur if the termination of employment is (i) by the employer without Cause, (ii) by the grantee for Good Reason or (iii) by reason of the Grantee’s death or disability.

Director Compensation

The Compensation Committee revised compensation amounts for non-management directors, retroactive to January 1, 2006, as follows:

Annual Retainer - Board	$20,000
Annual Retainer - Lead Director	10,000
Annual Retainer - Chairman of the Audit Committee	10,000
Annual Retainer - Chairman of all other committees	7,500
Fees per meeting	1,500
Fees per telephone meeting	500

Restricted Share Grants to Non-Management Directors

The Compensation Committee recommended and the Board approved the grant to each non-management Director of 500 common shares of the Company, par value $.01 per share, subject to certain restrictions, which we refer to as the Director Restricted Shares. The grant of these 500 shares is in addition to the 2,000 Director Restricted Shares granted to each non-management director on January 1, 2006. Grants of Director Restricted Shares to non-management Directors after 2006 will be subject to Board approval. Dividends will be paid on all Director Restricted Shares whether vested or unvested.

Upon issuance, the Director Restricted Shares may not be transferred, alienated, pledged, encumbered or assigned (such transfer restrictions we refer to as the Director Restrictions). The Director Restricted Shares vest and the Director Restrictions cease to apply as follows: (i) on December 31st immediately following the date of grant, the Restrictions cease to apply to the one-third of the Director Restricted Shares, (ii) on the second December 31st following the date of grant, the Director Restrictions cease to apply to one-third of the Director Restricted Shares and (iii) on the third December 31st following the date of grant, the Director Restrictions cease to apply to the final one-third of the Director Restricted Shares. The Board may, in its discretion, remove some or all of the Director Restrictions and accelerate the vesting of some or all of the Director Restricted Shares at any time or from time to time. Furthermore, any Director Restricted Shares still subject to the Director Restrictions shall immediately be forfeited upon the grantee’s termination of directorship by reason of voluntary resignation or removal for cause. The Director Restrictions shall lapse in full upon the grantee’s termination of directorship other than by reason of voluntary resignation or removal for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2006

TANGER FACTORY OUTLET CENTERS, INC.

By: /s/ Frank C. Marchisello Jr.
    Frank C. Marchisello, Jr.
    Executive Vice President, Chief Financial Officer